UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2007

ARCH CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 229-2900

(N/A)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(c) Appointment of Steven C. Giuliano as Vice President and Chief Financial Officer

Steven C. Giuliano, age 37, who has been serving as the Company’s Controller, was elected to the position of Vice President and Chief Financial Officer of the Company on May 25, 2007.

Mr. Giuliano was elected Controller on January 27, 1999. Prior to the spin-off of Arch Chemicals, Inc. from Olin Corporation, Mr. Giuliano was an Audit Senior Manager for KPMG LLP. Prior thereto and since 1991, he held various positions of increasing responsibility for KPMG LLP, where he had overall responsibility for services provided in connection with audits, SEC filings, private offerings and other services for certain domestic and multinational clients.

The Company did not enter into a new agreement with Mr. Giuliano in connection with the appointment. The Change in Control Agreement between the Company and Mr. Giuliano continues to be in force and has not been amended.

(c) Appointment of Meghan E. DeMasi as Controller

Meghan E. DeMasi, age 31, who has been serving as the Company’s Assistant Controller, was elected to the position of Controller of the Company on May 25, 2007.

Ms. DeMasi was Assistant Controller since April 1, 2006. Prior to April 1, 2006, she was the Director of Corporate Accounting since April 2003. Prior to April 2003, she was an Audit Manager for KPMG LLP. Prior thereto and since 1997, she held various positions of increasing responsibility for KPMG LLP, where she had overall responsibility for services provided in connection with audits, SEC filings and other services for certain domestic and multinational clients.

The Company did not enter into a new agreement with Ms. DeMasi in connection with the appointment. The Change in Control Agreement between the Company and Ms. DeMasi continues to be in force and has not been amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2007

ARCH CHEMICALS, INC.

By:	/s/ Sarah A. O’Connor
Name: Sarah A. O’Connor
Title : Vice President, General Counsel and Secretary

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